Exhibit 10.74

David A. Rapaport

General Counsel and Director

333 Sandy Springs Circle, Suite 223 Atlanta, GA 30328, USA Tel: 404-257-9150 Fax: 404-257-9125 USA cell: 770-853-3960 email: drapaport@midkingdom.com	Unit 35226, 35th Floor CITIC Square 1168 Nanjing Road West Shanghai 200041, China Tel: +86 21 5111 9110 Fax: +86 21 5252 4616 email: drapaport@midkingdom.com

[Date of the Business Combination Closing]

Mr. Stephen G. Nelson, CEO & President

Continental Stock Transfer and Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Re: Investment Management and Trust Agreement Dated as of December 19, 2006 between Middle Kingdom Alliance Corp. (“Middle Kingdom”) and Continental Stock Transfer and Trust Company (“Trustee”), as amended (“Trust Agreement”).

Dear Mr. Nelson:

In accordance with the terms of the Trust Agreement, we hereby (a) certify to you that (i) the closing of the business combination between Middle Kingdom and Pypo Cayman, as approved by the stockholders of Middle Kingdom at a Special Meeting held on July [    ], 2009, has been completed as of [time] today; (ii) that [number] stockholders holding [number] shares of Class B Common Stock voted against the business combination and have elected to convert their shares of Class B Common Stock into a pro rata portion of the trust account; and (iii) that the pro rata potion of the trust account for each Class B Share voting against the business combination is [$0.0000] for a maximum aggregate distribution to the converting Class B Shareholders of [$000,000.00] (“Converting Shareholder Liquidation Allocation”); (b) irrevocably authorize and direct you, to immediately commence liquidation of the Trust Account to the holders of Class B Common Stock who have delivered their certificates to the transfer agent who are listed in Section 1 of the attached “Schedule of Converting Class B Common Shareholders” from the Trust Account Liquidation Allocation; (c) irrevocably authorize and direct you to make the make further liquidations of the Trust Account to the holders of Class B Common Stock who have not yet delivered their share certificates to the transfer agent and are listed in Section 2 of the Attached “Schedule of Converting Class B Common Shareholders,” upon receipt from each such person, either electronically or in physical form, of the certificates for the shares for which conversion has been requested; provided such shares have been received on or before [90th day from the Special Meeting]; and (d) certify to you that the provisions of Section 11-51-302(6) and Rule 51-3.4 of the Colorado Statute have been met.

We also irrevocably instruct you to retain any funds in the Converting Shareholder Liquidation Allocation not disbursed to converting Class B Common Stockholders listed in Section 2 of the “Schedule of Class B Common Shareholders” until [ 91st day from the date of the Special Meeting]. The funds, if any, remaining in the Converting Stockholder Liquidation Allocation following such date shall be disbursed to Pypo Cayman in accordance with their separate written instructions.

Very truly yours,

Middle Kingdom Alliance Corporation

By:
B. J. Tanenbaum III, Chief Executive Officer

Schedule of Converting Class B Common Shareholders

Section 1.	Converting Class B Common Shareholders who have delivered their stock certificates.

Section 2.	Converting Class B Common Shareholders who have elected their conversion rights and not delivered their stock certificates as of the date of this letter.